Exhibit 99.1

SIFCO Industries, Inc. Exits its Turbine Components Services and Repair Business; Focuses on its SIFCO Forged Components Business

Cleveland - On August 28, 2013, SIFCO Industries, Inc.'s (NYSE MKT: SIF) Board of Directors approved ceasing operations of its Turbine Components Services and Repair business. This decision will result in the closure of its Minneapolis-based plant and will affect approximately 50 employees at this location. Efforts to wind down the operations will begin immediately.

The decision to exit the repair business was made primarily due to its lack of strategic fit with SIFCO's core aerospace and energy forging business, and the Company's desire to focus on growing its SIFCO Forged Components business. The repair business's current profitability and its outlook for future profitability affected the timing of the exit.

About SIFCO Industries, Inc. - SIFCO Industries, Inc. is engaged in a variety of metalworking services and produces products primarily for the aerospace and energy industries. The services include forging, heat-treating, coating, and machining. In May 2013, SIFCO Industries was recognized at the 2013 Leading EDGE Awards. This award was developed by the Entrepreneurs EDGE to recognize value-creating, mid-sized companies in the Northeast Ohio region.

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.